Investor Contact:	Media Contact:
Paul Trussell	Virginia Rustique-Petteni
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2024 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 21, 2024 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2024 financial results for its third quarter ended February 29, 2024.

•Third quarter revenues were slightly up on both a reported and currency-neutral basis* at $12.4 billion
•NIKE Direct revenues were $5.4 billion, slightly up on a reported and currency-neutral basis
•NIKE Brand Digital sales decreased 3 percent on a reported basis and 4 percent on a currency-neutral basis
•Wholesale revenues were $6.6 billion, up 3 percent on a reported and currency-neutral basis
•Gross margin increased 150 basis points to 44.8 percent, including a detriment of 50 basis points due to restructuring charges
•Selling and administrative expense increased 7 percent to $4.2 billion, including $340 million of restructuring charges
•Diluted earnings per share was $0.77, including $0.21 of restructuring charges. Excluding these charges, Diluted earnings per share would have been $0.98*

“We are making the necessary adjustments to drive NIKE’s next chapter of growth,” said John Donahoe, President & CEO, NIKE, Inc. “We’re encouraged by the progress we’ve seen, as we build a multiyear cycle of new innovation, sharpen our brand storytelling and work with our wholesale partners to elevate and grow the marketplace.”**

Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. said, “Our teams are focused on what matters most to return to strong growth. We are taking action to build a faster, more efficient NIKE and maximize the impact of our new innovation cycle.”**

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. were slightly up on both a reported and currency-neutral basis at $12.4 billion.
◦Revenues for the NIKE Brand were $11.9 billion, up 2 percent on a reported and currency-neutral basis, as currency-neutral growth in North America, Greater China and APLA was offset by declines in EMEA.
◦Revenues for Converse were $495 million, down 19 percent on a reported basis and down 20 percent on a currency-neutral basis, primarily due to declines in North America and Europe.
•Gross margin increased 150 basis points to 44.8 percent, primarily driven by strategic pricing actions and lower ocean freight and logistics costs, partially offset by higher product input costs and restructuring charges.
•Selling and administrative expense increased 7 percent to $4.2 billion.
◦Demand creation expense was $1.0 billion, up 10 percent, reflecting an increase in marketing expense.
◦Operating overhead expense increased 6 percent to $3.2 billion, primarily due to restructuring charges, partially offset by lower wage-related expenses.
•The effective tax rate was 16.5 percent compared to 16.0 percent for the same period last year.
•Net income was $1.2 billion, down 5 percent, and Diluted earnings per share was $0.77, decreasing 3 percent.

February 29, 2024 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.7 billion, down 13 percent compared to the prior year, reflecting a decrease in units.
•Cash and equivalents and short-term investments were $10.6 billion, down approximately $0.2 billion from last year, as cash generated by operations was more than offset by share repurchases, cash dividends, capital expenditures and bond repayment.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 22 consecutive years of increasing dividend payouts. In the third quarter, NIKE returned approximately $1.4 billion to shareholders, including:

•Dividends of $562 million, up 6 percent from the prior year.
•Share repurchases of $866 million, reflecting 7.9 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022. As of February 29, 2024, a total of 73.8 million shares have been repurchased under the program for a total of approximately $8.0 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2024, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, April 11, 2024.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://about.nike.com/en/newsroom and follow @NIKE.

*	Non-GAAP financial measures. See additional information in the accompanying Divisional Revenues table and Diluted earnings per share table.
**
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and
Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/29/2024	2/28/2023	Change	2/29/2024	2/28/2023	Change
Revenues	$12,429	$12,390	0%	$38,756	$38,392	1%
Cost of sales	6,867	7,019	-2%	21,503	21,695	-1%
Gross profit	5,562	5,371	4%	17,253	16,697	3%
Gross margin	44.8%	43.3%		44.5%	43.5%

Demand creation expense	1,011	923	10%	3,194	2,968	8%
Operating overhead expense	3,215	3,036	6%	9,294	9,035	3%
Total selling and administrative expense	4,226	3,959	7%	12,488	12,003	4%
% of revenues	34.0%	32.0%		32.2%	31.3%

Interest expense (income), net	(52)	(7)	—	(108)	22	—
Other (income) expense, net	(16)	(58)	—	(101)	(283)	—
Income before income taxes	1,404	1,477	-5%	4,974	4,955	0%
Income tax expense	232	237	-2%	774	916	-16%
Effective tax rate	16.5%	16.0%		15.6%	18.5%

NET INCOME	$1,172	$1,240	-5%	$4,200	$4,039	4%

Earnings per common share:
Basic	$0.77	$0.80	-4%	$2.76	$2.59	7%
Diluted	$0.77	$0.79	-3%	$2.74	$2.57	7%

Weighted average common shares outstanding:
Basic	1,513.2	1,543.8		1,520.8	1,556.7
Diluted	1,526.5	1,564.8		1,534.0	1,574.4

Dividends declared per common share	$0.370	$0.340		$1.080	$0.985

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 29,	February 28,	% Change
(Dollars in millions)	2024	2023
ASSETS
Current assets:
Cash and equivalents	$8,960	$6,955	29%
Short-term investments	1,613	3,847	-58%
Accounts receivable, net	4,526	4,513	0%
Inventories	7,726	8,905	-13%
Prepaid expenses and other current assets	1,928	1,815	6%
Total current assets	24,753	26,035	-5%
Property, plant and equipment, net	5,082	4,939	3%
Operating lease right-of-use assets, net	2,856	2,834	1%
Identifiable intangible assets, net	259	277	-6%
Goodwill	240	281	-15%
Deferred income taxes and other assets	4,166	3,928	6%
TOTAL ASSETS	$37,356	$38,294	-2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500	-100%
Notes payable	6	14	-57%
Accounts payable	2,340	2,675	-13%
Current portion of operating lease liabilities	474	435	9%
Accrued liabilities	5,818	5,594	4%
Income taxes payable	391	330	18%
Total current liabilities	9,029	9,548	-5%
Long-term debt	8,930	8,925	0%
Operating lease liabilities	2,691	2,692	0%
Deferred income taxes and other liabilities	2,480	2,598	-5%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,226	14,531	-2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,356	$38,294	-2%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/29/2024	2/28/2023	Change		2/29/2024	2/28/2023	Change
North America
Footwear	$3,460	$3,322	4%	4%	$10,950	$11,090	-1%	-1%
Apparel	1,408	1,419	-1%	-1%	4,555	4,598	-1%	-1%
Equipment	202	172	17%	18%	613	565	8%	9%
Total	5,070	4,913	3%	3%	16,118	16,253	-1%	-1%
Europe, Middle East & Africa
Footwear	1,960	2,011	-3%	-3%	6,406	6,086	5%	3%
Apparel	994	1,094	-9%	-10%	3,331	3,528	-6%	-8%
Equipment	184	141	30%	27%	578	454	27%	23%
Total	3,138	3,246	-3%	-4%	10,315	10,068	2%	0%
Greater China
Footwear	1,547	1,496	3%	5%	4,195	4,099	2%	6%
Apparel	498	461	8%	10%	1,368	1,228	11%	16%
Equipment	39	37	5%	9%	119	111	7%	11%
Total	2,084	1,994	5%	6%	5,682	5,438	4%	8%
Asia Pacific & Latin America
Footwear	1,195	1,141	5%	5%	3,639	3,313	10%	9%
Apparel	390	407	-4%	-3%	1,198	1,255	-5%	-4%
Equipment	62	53	17%	19%	187	167	12%	12%
Total	1,647	1,601	3%	4%	5,024	4,735	6%	6%
Global Brand Divisions[2]	9	12	-25%	-22%	34	44	-23%	-24%
TOTAL NIKE BRAND	11,948	11,766	2%	2%	37,173	36,538	2%	2%
Converse	495	612	-19%	-20%	1,602	1,841	-13%	-14%
Corporate[3]	(14)	12	—	—	(19)	13	—	—
TOTAL NIKE, INC. REVENUES	$12,429	$12,390	0%	0%	$38,756	$38,392	1%	1%

TOTAL NIKE BRAND
Footwear	$8,162	$7,970	2%	3%	$25,190	$24,588	2%	2%
Apparel	3,290	3,381	-3%	-3%	10,452	10,609	-1%	-2%
Equipment	487	403	21%	20%	1,497	1,297	15%	14%
Global Brand Divisions[2]	9	12	-25%	-22%	34	44	-23%	-24%
TOTAL NIKE BRAND REVENUES	$11,948	$11,766	2%	2%	$37,173	$36,538	2%	2%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/29/2024	2/28/2023	Change	2/29/2024	2/28/2023	Change
North America	$1,400	$1,190	18%	$4,360	$4,064	7%
Europe, Middle East & Africa	734	785	-6%	2,591	2,750	-6%
Greater China	722	702	3%	1,761	1,754	0%
Asia Pacific & Latin America	471	485	-3%	1,406	1,470	-4%
Global Brand Divisions[2]	(1,199)	(1,160)	-3%	(3,572)	(3,573)	0%
TOTAL NIKE BRAND[1]	2,128	2,002	6%	6,546	6,465	1%
Converse	98	164	-40%	380	526	-28%
Corporate[3]	(874)	(696)	-26%	(2,060)	(2,014)	-2%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,352	1,470	-8%	4,866	4,977	-2%
EBIT margin[1]	10.9%	11.9%		12.6%	13.0%
Interest expense (income), net	(52)	(7)	—	(108)	22	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,404	$1,477	-5%	$4,974	$4,955	0%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and nine months ended February 29, 2024, Corporate includes the restructuring charges, recognized as a result of the Company taking steps to streamline the organization. These charges primarily reflect employee severance costs.

NIKE, Inc.
DILUTED EARNINGS PER SHARE
(Unaudited)

	THREE MONTHS ENDED	NINE MONTHS ENDED
	2/29/2024	2/29/2024
DILUTED EARNINGS PER SHARE (GAAP):	$0.77	$2.74
Add: Restructuring charges	0.26	0.26
Tax effect of the restructuring charges[1]	(0.05)	(0.05)
DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGES (NON-GAAP)[2]:	$0.98	$2.95
[1] Tax effect was determined by applying the tax rate applicable to the specific item.
[2] Diluted earnings per share excluding the restructuring charges is a non-GAAP financial measure. The most comparable GAAP measure is Diluted earnings per share. The Company uses Diluted earnings per share excluding the restructuring charges to facilitate the evaluation of the Company’s performance. The Company believes that providing Diluted earnings per share excluding the impacts of the restructuring charges is useful to investors for comparability between periods and allows investors to evaluate the impacts of the restructuring charges separately. For the three and nine months ended February 28, 2023, there were no material restructuring charges impacting comparability.